Exhibit 99.1
The Timken Company
Media Contact: Jeff Dafler
Manager – Global Media & Government Affairs
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-4118
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Manager – Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
The Timken Company Reports Record
Second Quarter Results
     CANTON, Ohio – July 26, 2006 – The Timken Company (NYSE: TKR) today reported record sales of $1.39 billion in the second quarter, up 5 percent from the same period a year ago. Second quarter net income increased 11 percent to $74.7 million, or $0.79 per diluted share, up from $67.3 million, or $0.73 per diluted share, in the second quarter a year ago.
     Excluding special items, earnings per diluted share increased 17 percent to a record $0.90 from $0.77 in last year’s second quarter. Special items in the second quarter included manufacturing restructuring and rationalization charges and the impact of asset dispositions that totaled $21.0 million of pretax expense, compared to $3.7 million in the same period a year ago.
     “This quarter’s results reflect good progress towards fundamentally improving financial performance,” said James W. Griffith, president and chief executive officer. “Strong industrial markets and record Steel Group results contributed to our record second quarter. Our financial performance is underpinned by our strategic progress as we continue to improve the level of innovation and execution across the company.”
     During the quarter, the company strengthened its balance sheet through strong cash generation. Total debt at June 30, 2006 was $704.0 million, or 29.8 percent of capital. Net debt at June 30, 2006 was $665.2 million, or 28.6 percent of capital, compared to $737.2 million, or 31.9 percent of capital, at March 31, 2006. Cash generated from earnings and working capital more than offset higher pension contributions and capital expenditures. The company expects to generate strong free cash flow for the remainder of the year.
     For the first half of 2006, sales were $2.7 billion, an increase of 4 percent from the same period in the prior year, driven by strong industrial markets. Earnings per diluted share for the first six months of 2006 increased 9 percent to $1.49. This includes the benefit of lower pension and retiree medical expense of approximately $0.05 per diluted share. Special items in the first half of 2006 totaled $25.8 million of pretax expense, compared to $4.8 million in the same period a year ago. Excluding special items, earnings per diluted share in the first half of 2006 were $1.61, versus $1.42 in the first half of 2005, due to strong industrial market demand and a record performance by the Steel Group.
Industrial Group Results
     The Industrial Group had second quarter sales of $529.1 million, up 6 percent from $498.2 million for the same period last year. The company continued to enjoy strong demand across its broad industrial segments, led by increases in the aerospace, industrial distribution, off-highway and rail segments.
     The Industrial Group’s earnings before interest and taxes (EBIT) in the second quarter were $63.5 million, compared to $63.6 million for the same period last year. EBIT performance reflected better volume and
The Timken Company

pricing, which were offset primarily by higher manufacturing costs, including those for capacity additions, increased investments for growth initiatives and the impact of foreign currency.
     For the first half of 2006, Industrial Group sales were $1.03 billion, up 7 percent from the same period a year ago. EBIT for first half of 2006 was $109.4 million – or 10.6 percent of sales – compared to EBIT of $110.6 million – or 11.4 percent of sales — in the first half of 2005. While EBIT margins in the first half were lower than the same period a year ago, the company expects Industrial Group margins for the full year to improve over last year’s levels due to better pricing, higher volume and improving manufacturing costs.
Automotive Group Results
     The Automotive Group’s second quarter sales of $426.7 million were comparable to the same period a year ago. The favorable effect of improved pricing was offset by lower demand from North American original equipment manufacturers and the exiting of low-margin business.
     The Automotive Group recorded a second quarter loss of $2.0 million, compared to a loss of $1.2 million for the same period a year ago. Despite improved pricing and mix, EBIT was negatively impacted by higher manufacturing costs due to lower volume and higher energy costs.
     For the first half of 2006, Automotive Group sales of $847.7 million were comparable to last year’s first six months. The Group recorded a loss of $5.1 million for the first half of 2006, compared to a loss of $6.3 million in the first half of 2005. Results for the first half of 2006 included a $3.5 million
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increase in the company’s accounts receivable reserve for automotive industry credit exposure.
     The company expects improved Automotive Group performance in the second half of 2006 through better pricing and the continued favorable shift in business mix. The Automotive Group restructuring program also remains on track to achieve its targeted savings.
Steel Group Results
     Steel Group second quarter sales were a record $469.1 million, a 5 percent increase from $445.3 million in the same period a year ago. The record sales were driven by increased pricing, surcharges and higher demand in the service center, aerospace, bearing and energy segments, which were partially offset by lower automotive demand.
     Second quarter EBIT was a record $75.4 million, up 33 percent from $56.7 million for the same period last year. The record results were due to price increases, surcharges, better sales mix and improved manufacturing productivity.
     For the first six months of 2006, Steel Group sales were $937.3 million, up 3 percent over the first half of last year. EBIT for the first half of 2006 was a record $146.6 million – or 15.6 percent of sales – compared to EBIT of $120.5 million – or 13.2 percent of sales – in the first half of 2005.
     The company anticipates Steel Group profitability to be down in the second half of 2006, compared to the first six months of the year due to seasonality, but expects to exceed last year’s record performance for the full year due to continued strong markets and manufacturing performance.
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Outlook
     The company recently raised its 2006 estimated earnings to $3.00 to $3.15 per diluted share, excluding special items, from $2.80 to $2.95. This revised earnings estimate compares to 2005 earnings per diluted share of $2.53, excluding special items. Earnings per diluted share are estimated to be $0.70 to $0.75 for the third quarter of 2006, excluding special items. As the company continues to implement its business strategies, margin improvement is expected in the Automotive and Industrial Groups, and Steel Group margin performance should exceed last year’s record levels.
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Wednesday, July 26, 2006
11 a.m. Eastern Daylight Time

All Callers:	Live Dial-In: 800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included)

Replay Dial-In through August 2, 2006:
800-642-1687 or 706-645-9291
Conference ID: #5677422

Live Web cast:	www.timken.com/investors
About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative ways to make customers’ products run smoother, faster and more efficiently. Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere. With
The Timken Company

operations in 27 countries, sales of $5.2 billion in 2005 and 27,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements in the paragraph under the heading “Outlook.” The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: fluctuations in raw material and energy costs and the operation of the company’s surcharge mechanisms; the company’s ability to respond to the changes in its end markets; changes in the financial health of the company’s customers; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including the implementation of its Automotive Group restructuring, the rationalization of the company’s Canton bearing operations, manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, page 65, and in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. The company undertakes no obligation to update or revise any forward-looking statement.
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CONSOLIDATED STATEMENT OF INCOME

	AS REPORTED				ADJUSTED (1)
(Thousands of U.S. dollars, except share data) (Unaudited)	Q2 06	Q2 05	YTD 06	YTD 05	Q2 06	Q2 05	YTD 06	YTD 05

Net sales	$1,388,025	$1,324,678	$2,735,105	$2,629,218	$1,388,025	$1,324,678	$2,735,105	$2,629,218
Cost of products sold	1,070,054	1,041,818	2,126,713	2,073,384	1,070,054	1,041,818	2,126,713	2,073,384
Manufacturing rationalization/reorganization expenses — cost of products sold	4,946	6,048	7,981	7,172	—	—	—	—

Gross Profit	$313,025	$276,812	$600,411	$548,662	$317,971	$282,860	$608,392	$555,834
Selling, administrative & general expenses (SG&A)	174,948	161,464	348,823	325,094	174,948	161,464	348,823	325,094
Manufacturing rationalization/reorganization expenses — SG&A	1,316	278	1,693	687	—	—	—	—
Impairment and restructuring	17,440	(44)	18,480	(44)	—	—	—	—

Operating Income	$119,321	$115,114	$231,415	$222,925	$143,023	$121,396	$259,569	$230,740
Other expense	(4,578)	(3,022)	(9,349)	(8,168)	(4,578)	(3,022)	(9,349)	(8,168)
Special items — other (expense) income	2,662	2,609	2,354	2,995	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$117,405	$114,701	$224,420	$217,752	$138,445	$118,374	$250,220	$222,572
Interest expense, net	(11,697)	(13,087)	(23,299)	(25,189)	(11,697)	(13,087)	(23,299)	(25,189)

Income Before Income Taxes	$105,708	$101,614	$201,121	$192,563	$126,748	$105,287	$226,921	$197,383
Provision for income taxes	31,017	34,280	60,490	66,994	41,953	34,153	75,111	67,308

Net Income	$74,691	$67,334	$140,631	$125,569	$84,795	$71,134	$151,810	$130,075
					-

Earnings Per Share	$0.80	$0.74	$1.51	$1.38	$0.91	$0.78	$1.63	$1.43

Earnings Per Share-assuming dilution	$0.79	$0.73	$1.49	$1.37	$0.90	$0.77	$1.61	$1.42

Average Shares Outstanding	93,261,154	91,189,208	93,117,090	90,981,208	93,261,154	91,189,208	93,117,090	90,981,208
Average Shares Outstanding-assuming dilution	94,313,670	91,817,375	94,177,549	91,828,505	94,313,670	91,817,375	94,177,549	91,828,505
					-

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.

Management believes that the adjusted statements are more representative of the company’s performance and therefore useful to investors.

BUSINESS SEGMENTS

(Thousands of U.S. dollars) (Unaudited)	Q2 06	Q2 05	YTD 06	YTD 05

Industrial Group
Net sales to external customers	$528,606	$497,523	$1,032,050	$965,972
Intersegment sales	462	628	897	1,026

Total net sales	$529,068	$498,151	$1,032,947	$966,998
Adjusted earnings before interest and taxes (EBIT) * (2)	$63,492	$63,629	$109,377	$110,628
Adjusted EBIT Margin (2)	12.0%	12.8%	10.6%	11.4%

Automotive Group
Net sales to external customers	$426,714	$425,949	$847,698	$846,214
Adjusted (loss) earnings before interest and taxes (EBIT) * (2)	($1,960)	($1,217)	($5,101)	($6,317)
Adjusted EBIT (Loss) Margin (2)	-0.5%	-0.3%	-0.6%	-0.7%

Steel Group
Net sales to external customers	$432,705	$401,206	$855,357	$817,032
Intersegment sales	36,442	44,131	81,972	95,736

Total net sales	$469,147	$445,337	$937,329	$912,768
Adjusted earnings before interest and taxes (EBIT) * (2)	$75,434	$56,748	$146,570	$120,473
Adjusted EBIT Margin (2)	16.1%	12.7%	15.6%	13.2%

*	Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments and EBIT disclosures are responsive to investors.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Thousands of U.S. Dollars) (Unaudited)	June 30, 2006	Mar 31, 2006	Dec 31, 2005
Short-term debt	$150,983	$208,237	$159,279
Long-term debt	553,016	560,286	561,747

Total Debt	703,999	768,523	721,026
Less: cash and cash equivalents	(38,752)	(31,285)	(65,417)

Net Debt	$665,247	$737,238	$655,609

Shareholders’ equity	1,661,302	1,572,222	1,497,067

Ratio of Total Debt to Capital	29.8%	32.8%	32.5%
Ratio of Net Debt to Capital (Leverage)	28.6%	31.9%	30.5%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as debt plus shareholder’s equity. Management believes Net Debt is more representative of Timken’s indicative financial position, due to the amount of cash and cash equivalents.
Reconciliation of GAAP net income and EPS — Basic and Diluted as previously disclosed.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/ reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain on the sale of non-strategic assets.

	Second Quarter				Six Months
	06		05		06		05
		EPS		EPS		EPS		EPS
(Thousands of U.S. dollars, except share data) (Unaudited)	$	assuming dilution	$	assuming dilution	$	assuming dilution	$	assuming dilution

Net income	$74,691	$0.79	$67,334	$0.73	$140,631	$1.49	$125,569	$1.37

Pre-tax special items:

Manufacturing rationalization/reorganization expenses - cost of products sold	4,946	0.05	6,048	0.07	7,981	0.08	7,172	0.08

Manufacturing rationalization/reorganization expenses — SG&A	1,316	0.01	278	—	1,693	0.02	687	0.01
Impairment and restructuring	17,440	0.18	(44)	—	18,480	0.20	(44)	—
Special items — other expense (income)	(2,662)	(0.03)	(2,609)	(0.03)	(2,354)	(0.02)	(2,995)	(0.03)
Provision for income taxes	(10,936)	($0.10)	127	$0.00	(14,621)	($0.16)	(314)	($0.01)

Adjusted net income	$84,795	$0.90	$71,134	$0.77	$151,810	$1.61	$130,075	$1.42

Reconciliation of Outlook Information.
Expected earnings per diluted share for the full year and third quarter exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/integration/reorganization expenses, gain or loss on the sale of non-strategic assets, and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2006 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONSOLIDATED BALANCE SHEET

	June 30	Dec 31
(Thousands of U.S. dollars) (Unaudited)	2006	2005

ASSETS
Cash & cash equivalents	$38,752	$65,417
Accounts receivable, net	790,171	711,783
Inventories, net	1,046,956	998,368
Deferred income taxes	92,235	104,978
Other current assets	102,822	102,763

Total Current Assets	$2,070,936	$1,983,309
Property, plant & equipment	1,549,643	1,547,044
Goodwill	207,943	204,129
Other assets	267,416	259,252

Total Assets	$4,095,938	$3,993,734

LIABILITIES
Accounts payable & other liabilities	$515,055	$501,423
Short-term debt	150,983	159,279
Income Taxes	89,446	35,360
Accrued expenses	310,545	375,264

Total Current Liabilities	$1,066,029	$1,071,326
Long-term debt	553,016	561,747
Accrued pension cost	219,887	246,692
Accrued postretirement benefits cost	518,544	513,771
Other non-current liabilities	77,160	103,131

Total Liabilities	$2,434,636	$2,496,667

SHAREHOLDERS’ EQUITY	1,661,302	1,497,067

Total Liabilities and Shareholders’ Equity	$4,095,938	$3,993,734

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the three months ended		For the six months ended
	Jun 30	Jun 30	Jun 30	Jun 30
(Thousands of U.S. dollars) (Unaudited)	2006	2005	2006	2005

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$74,691	$67,334	$140,631	$125,569
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	49,985	53,599	101,586	107,699
Other	(11,482)	(4,137)	(7,850)	(4,410)
Changes in operating assets and liabilities:
Accounts receivable	1,426	(41,480)	(68,890)	(123,722)
Inventories	9,513	(48,823)	(28,342)	(124,594)
Other assets	899	(16,749)	1,213	(28,619)
Accounts payable and accrued expenses	15,362	41,918	(28,529)	76,816
Foreign currency translation (gain) loss	(4,906)	4,231	(11,007)	7,435

Net Cash Provided (Used) by Operating Activities	135,488	55,893	98,812	36,174

INVESTING ACTIVITIES
Capital expenditures	(63,856)	(50,863)	(104,929)	(83,226)
Other	949	3,622	1,262	3,910
Divestments	(3,598)	10,881	(2,723)	10,881
Acquisitions	—	—	—	(6,556)

Net Cash Used by Investing Activities	(66,505)	(36,360)	(106,390)	(74,991)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(14,095)	(13,728)	(28,121)	(27,414)
Net proceeds from common share activity	11,967	2,505	18,099	12,580
Net (payments) borrowings on credit facilities	(60,901)	10,470	(11,726)	75,932

Net Cash (Used) Provided by Financing Activities	(63,029)	(753)	(21,748)	61,098

Effect of exchange rate changes on cash	1,513	(3,568)	2,661	(6,268)

Increase (Decrease) in Cash and Cash Equivalents	7,467	15,212	(26,665)	16,013
Cash and Cash Equivalents at Beginning of Period	$31,285	$51,768	$65,417	$50,967

Cash and Cash Equivalents at End of Period	$38,752	$66,980	$38,752	$66,980